STARPAX BIOPHARMA INC.

BY-LAW NO. 1

GENERAL BY-LAW

TABLE OF CONTENTS

Article 1 INTERPRETATION	1
1.1 Definitions.	1
1.2 Defined Terms Under the Act.	1
1.3 Construction.	1
Article 2 BUSINESS OF THE CORPORATION	2
2.1 Corporate Seal.	2
2.2 Financial Year.	2
2.3 Banking Arrangements.	2
Article 3 MEETINGS OF SHAREHOLDERS	2
3.1 Place, Time and Notice.	2
3.2 Participation by Communication Facilities.	2
3.3 Chair.	3
3.4 Quorum.	3
Article 4 DIRECTORS	3
4.1 Number of Directors.	3
4.2 Meetings of Directors.	3
4.3 Committees.	4
Article 5 OFFICERS - TITLES, POWERS AND DUTIES	4
5.1 Officers.	4
5.2 Chair of the Board.	4
5.3 President.	5
5.4 Vice-President or Vice-Presidents.	5
5.5 General Manager or General Managers.	5
5.6 Secretary and Assistant-Secretaries.	5
5.7 Treasurer and Assistant-Treasurers.	5
5.8 Removal.	6
Article 6 INDEMNIFICATION AND PROTECTION OF DIRECTORS, OFFICERS AND OTHERS	6
6.1 Liability.	6
6.2 Indemnification.	6
6.3 Insurance.	7
Article 7 SECURITIES	7
7.1 Certificates.	7
7.2 Registrar and Transfer Agent.	7
Article 8 EXECUTION OF CONTRACTS, DOCUMENTS OR INSTRUMENTS IN WRITING	7
8.1 Execution of Contracts, Documents or Instruments in Writing.	7
8.2 Authorization.	7
Article 9 notices	8
9.1 Notices.	8
Article 10 record date	8
10.1 Record Date.	8
Article 11 effective date	8
11.1 Effective Date.	8

STARPAX BIOPHARMA INC.

BY-LAW NO. 1

GENERAL BY-LAW

Article 1
INTERPRETATION

1.1	Definitions. In this By-law, the following terms have the following meanings and grammatical variations of such terms shall have corresponding meanings:
(a)	“Act” means the Business Corporations Act (Québec), as the same may be amended from time to time, and any successor legislation thereto;
(b)	“Articles” means the articles of the Corporation within the meaning of the Act, as from time to time amended or restated;
(c)	“Board” means the board of directors of the Corporation;
(d)	“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in Montreal, Québec;
(e)	“By-law” means this By-Law No. 1;
(f)	“Chair” has the meaning set forth in Section 5.1;
(g)	“Corporation” has the meaning set forth at the beginning of this By-law; and
(h)	“person” includes a natural person, a corporation, a company or other body corporate (with or without share capital), a partnership or limited partnership, a trust, a trustee, executor, liquidator, administrator or other legal personal representative, a syndicate, a joint venture, an unincorporated association, a regulatory body or agency, a government or governmental agency, or any other legal or business entity however designated or constituted.
1.2	Defined Terms Under the Act. Unless otherwise defined herein, terms contained in this By-Law and which are defined in the Act have the meaning ascribed thereto in the Act.
1.3	Construction. Except where expressly stated otherwise in this By-law:
(a)	any reference in this By-law to gender includes all genders and words importing the singular include the plural and vice versa;
(b)	“either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting;

(c)	if any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this By-law, then the first day of the period is not counted but the day of its expiry is counted. If the last day of any such period is not a Business Day, such period will end on the next Business Day;
(d)	the inclusion of a table of contents, the division of this By-law into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this By-law; and
(e)	any reference to a statute in this By-law refers to that statute and to the regulations made under that statute, as the same may, from time to time, be amended, re-enacted or replaced.

Article 2
BUSINESS OF THE CORPORATION

2.1	Corporate Seal. The Corporation may, but need not, adopt one or more corporate seals which shall be such as the Board may approve or change by resolution from time to time.
2.2	Financial Year. The financial year of the Corporation shall end on such date in each year as determined from time to time by the Board.
2.3	Banking Arrangements. The banking and borrowing business of the Corporation or any part of it may be transacted with such banks, trust companies or other firms or corporations as the Board may determine from time to time. All such banking and borrowing business or any part of it may be transacted on the Corporation’s behalf under the agreements, instructions and delegations, and by one or more officers and other persons (including the directors), that the Board may authorize from time to time. This Section 2.3 does not limit in any way the authority granted under Section 8.1.

Article 3
MEETINGS OF SHAREHOLDERS

3.1	Place, Time and Notice. Meetings of shareholders of the Corporation shall be held at the head office of the Corporation or at such other place and at such time as the Board, the Chief Executive Officer or the President may determine, from time to time. If the Corporation is not a reporting issuer in any jurisdiction, notice of any meeting of shareholders shall be given to all shareholders entitled thereto not less than 10 days before the meeting. However, if the Corporation is a reporting issuer in any jurisdiction, the notice of meeting must be sent not less than 21 days and not more than 60 days before the meeting.
3.2	Participation by Communication Facilities. Any person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate directly with each other during the meeting, only if the Corporation, in its sole discretion, makes available such a communication facility. Unless otherwise provided in any resoluton of the Board, any meeting of shareholders may be held solely by means of such communication facility. A person participating in a meeting by such means is deemed to be present at that meeting.

3.3	Chair. Subject to the provisions of any resolution of the Board, the chair of any meeting of shareholders shall be the first mentioned of such of the following officers as have been duly appointed and who is present at such meeting: (a) the Chair, if any, or (b) the President. If no such officer is present, the shareholders present who are entitled to vote shall choose a person to chair such meeting. The chair of any such meeting shall have a casting or deciding vote in the event there is an equality of votes cast on any matter.
3.4	Quorum. The holder or holders of a majority of the outstanding shares of the Corporation carrying voting rights at the meeting, present in person or represented by proxy or by an authorized representative, shall constitute a quorum.

Article 4
DIRECTORS

4.1	Number of Directors. There shall be a Board consisting of such fixed number or any number within such minimum and maximum number of directors as may be set out in the Articles.
4.2	Meetings of Directors.
(a)	Place, Time and Notice. Immediately after the annual meeting of shareholders in each year, a meeting of such of the newly elected directors as are then present may be held, provided that they shall constitute a quorum, without notice, for the appointment of officers of the Corporation and the transaction of such other business as may come before the meeting. Subject to the provisions of any resolution of the Board, meetings of the Board may be called at any time by the Chair, if any, the President or any Vice-President who is a director or any two directors and notice of the time and place for holding any meeting of the Board must be given at least 24 hours prior to the time fixed for the meeting. Any meeting so called may be held at the head office of the Corporation or any other place which may have been fixed by the Board.
(b)	Chair. Subject to the provisions of any resolution of the Board, the chair of any meeting of the Board shall be the first mentioned of such of the following officers as have been duly appointed and who is a director and present at such meeting: (a) the Chair, if any or (b) the President. If no such officer is present, the directors present shall choose one of their number to chair the meeting. The chair of any such meeting shall have a casting or a deciding vote in the event there is an equality of votes cast on any matter.
(c)	Participation by Communication Facilities. A director may, if all the directors of the Corporation consent thereto in writing (either before, during or after the meeting), participate in a meeting of the Board or of any committee thereof, if any, by means of a telephonic, electronic or other communication facility (to be provided by the Corporation) that permits all participants to communicate adequately with each other, and a director participating in such manner is deemed to be present at that meeting. A consent may be given with respect to all meetings of the Board or of the committees of the Board, if any.

(d)	Quorum. The Board may, from time to time, fix by resolution the quorum for meetings of the Board but until otherwise fixed a majority of directors in office, from time to time, shall constitute a quorum.
4.3	Committees.
(a)	Committees. The Board may from time to time appoint from their number one or more committees and delegate to such committee or committees any of the powers of the directors, except as provided in section 118 of the Act.
(b)	Proceedings. At all meetings of committees, every question must be decided by a majority of the votes cast on the question. Unless otherwise determined by the Board, each committee of directors may make, amend or repeal rules and procedures to regulate its meetings including: (i) fixing its quorum, provided that quorum may not be less than a majority of its members, (ii) procedures for calling meetings, (iii) requirements for providing notice of meetings and (iv) selecting a chair for a meeting. The chair of any such meeting shall not have any casting or deciding vote on any matter. Meetings of any such committee may be held at any place in or outside of Québec.

Article 5
OFFICERS - TITLES, POWERS AND DUTIES

The officers of the Corporation and their respective titles, powers and duties shall be as follows:

5.1	Officers. Subject to the Articles, the Board may from time to time appoint a Chairperson of the Board (“Chair”), from among themselves, and may also appoint, at any time and from time to time, as officers, a President, a Secretary, one or more Vice-Presidents, one or more General Managers, a Treasurer, one or more Assistant-Secretaries, one or more Assistant-Treasurers and such other officers as the Board may, from time to time, deem expedient. All officers shall respectively perform such duties, in addition to those specified in the by-laws of the Corporation, as shall, from time to time, be prescribed by the Board and shall also have the powers inherent in the Act or which normally relate to their office. The same person may hold more than one office and, except for any Chair of the Board, none of such officers of the Corporation need be a director of the Corporation.
5.2	Chair of the Board. The Chair, if any, shall, subject to the Act and if present, preside at all meetings of the Board and of shareholders of the Corporation, sign such contracts, documents or instruments in writing which require his signature and have such other powers and duties as may from time to time be assigned to him by resolution of the Board.

5.3	President. The President, if any, shall have the powers and duties conferred upon him by the by-laws of the Corporation and such other powers and duties as the Board may determine from time to time. Unless some other person is appointed as Chief Executive Officer, the President shall be the Chief Executive Officer and, as such, shall supervise, administer and manage generally the affairs and business of the Corporation, except to the extent that the Board shall otherwise determine.
5.4	Vice-President or Vice-Presidents. A Vice-President, if any, shall have the powers and duties conferred upon him by the by-laws of the Corporation and such other powers and duties as the President or the Board may determine from time to time. In the absence or inability or refusal or failure to act of the President, the Vice-President or, if there be more than one, each of the Vice-Presidents shall have the powers and duties of the President and, if any such Vice-President exercises any of the powers and duties of the President, the absence or inability or refusal or failure to act of the President shall be presumed; provided, however, that if there be more than one Vice-President, the extent and the conditions upon which each of them shall have the powers and duties of the President shall be subject to any determination theretofore made by the Board.
5.5	General Manager or General Managers. A General Manager, if any, shall be responsible for managing such divisions of the Corporation as may be determined by the Board, shall perform all the acts incidental to the office of General Manager subject to the control of the President or the Board and shall have such other powers and duties as the President or the Board may determine from time to time.
5.6	Secretary and Assistant-Secretaries. The Secretary, if any, shall attend to the giving and service of all notices of the Corporation and shall keep the minutes of all meetings of the shareholders and of the Board in a book or books to be kept for that purpose. He shall have charge of the records of the Corporation and such other books and papers as the President or the Board may direct. He shall be responsible for the keeping and filing of all books, reports, certificates and other documents required by law to be kept and filed by the Corporation and not required to be kept by some other officer or agent of the Corporation. He shall perform all the acts incidental to the office of Secretary subject to the control of the President or the Board and shall have such other powers and duties as the President or the Board may determine from time to time. Assistant-Secretaries may perform any of the duties of the Secretary delegated to them, from time to time, by the Board, the President or the Secretary. The Treasurer, if any, of the Corporation is ex-officio an Assistant-Secretary of the Corporation.
5.7	Treasurer and Assistant-Treasurers. The Treasurer, if any, shall have general charge of the finances of the Corporation. He shall render to the Board, whenever directed by the Board, an account of the financial condition of the Corporation and of all his transactions as Treasurer; and, as soon as possible after the close of each financial year or other period designated by the Board, he shall make and submit to the Board a like report for such financial year or other period. He shall have charge and custody of and be responsible for the keeping of the accounting records required to be kept pursuant to the laws governing the Corporation. He shall perform all the acts incidental to the office of Treasurer subject to the control of the President or the Board and shall have such other powers and duties as the President or the Board may determine from time to time. Assistant-Treasurers may perform any of the duties of the

Treasurer delegated to them, from time to time, by the Board, the President or the Treasurer. The Secretary of the Corporation is ex-officio an Assistant-Treasurer of the Corporation.

5.8	Removal. The Board may remove and discharge any or all of the officers or employees of the Corporation, either with or without cause, and appoint others in their place or places. Any officer or employee of the Corporation, other than the President, may also be removed and discharged, either with or without cause, by the President.

Article 6
INDEMNIFICATION AND PROTECTION OF DIRECTORS,
OFFICERS AND OTHERS

6.1	Liability. All directors and officers of the Corporation in exercising their powers and discharging their duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee of the Corporation, or for joining any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto, provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.
6.2	Indemnification.
(a)	Subject to the Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, a mandatory or any other person who acts or acted at the Corporation’s request as a director or officer, or a person acting in a similar capacity, of another group (as such term is defined in the Act) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred in the exercise of their functions or arising from any civil, criminal, administrative, investigative or other proceeding in which the person is involved if:
(i)	he acted with honesty and loyalty to the best interests of the Corporation or, as the case may be, to the best interests of the other group for which the person acted as a director of officer or in a similar capacity at the Corporation’s request; and
(ii)	in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

(b)	The Corporation shall advance moneys to such person for the costs, charges and expenses of a proceeding referred to previously.
(c)	If a court of any other competent authority judges that the conditions set out in subparagraph (a) above have not been fulfilled or if the court determines that the person has committed an intentional or gross fault, the Corporation may not indemnify any such person and such person must repay to the Corporation any moneys that may have been so advanced.
(d)	The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires.
6.3	Insurance. Subject to the Act, the Corporation may purchase and maintain insurance for the benefit of an individual referred to in Section 6.1 hereof against any liability incurred by the individual in his capacity as a director or officer of the Corporation or in the individual’s capacity as a director or officer, or similar capacity, of another group (as such term is defined in the Act), if the individual acts or acted in that capacity at the Corporation’s request.

Article 7
SECURITIES

7.1	Certificates. Subject to the Act and applicable laws, share certificates, if required, will be in the form that the directors approve from time to time or that the Corporation adopts.
7.2	Registrar and Transfer Agent. The Corporation may from time to time appoint one or more agents to maintain, in respect of each class or series of securities issued by the Corporation, in registered or other form, a central securities register and one or more branch securities registers. Such an agent may be designated as transfer agent or registrar according to their functions and one person may be designated both registrar and transfer agent subject to any applicable stock exchange requirements. The Corporation may at any time terminate such appointment.

Article 8
EXECUTION OF CONTRACTS, DOCUMENTS OR INSTRUMENTS IN WRITING

8.1	Execution of Contracts, Documents or Instruments in Writing. All contracts, agreements, deeds, documents, engagements, bonds, debentures and other instruments requiring execution by the Corporation may be signed on behalf of the Corporation by the President alone, any two directors or officers of the Corporation or as the Board may otherwise authorize from time to time. Any such authorization may be general or confined to specific instances.
8.2	Authorization. Any director or officer of the Corporation or any other person appointed for the purpose by any director or officer of the Corporation is authorized and empowered to appear and make answer for, on behalf of and in the name of the Corporation to all writs, orders and interrogatories upon articulated facts issued out of any court and to declare for, on behalf of and in the name of the Corporation, any answer to writs of seizure by way of garnishment and orders to show cause in which the Corporation is garnishee; and each of said directors, officers and persons is authorized and empowered to make all affidavits and sworn declarations in connection therewith or in connection with any and all judicial proceedings to which the Corporation is a party and to make demands of abandonment or petitions for winding up or bankruptcy orders upon any debtor of the Corporation and to attend and vote at all meetings of creditors of the Corporation's debtors and grant proxies in connection therewith; and any one of said directors, officers or persons is authorized to appoint by general or special power or powers of attorney any person or persons, including any person or persons other than those directors, officers and persons hereinabove mentioned, as attorney or attorneys for the Corporation to do any of the foregoing things.

Article 9
notices

9.1	Notices. All notices and other communications given or made by the Corporation to any director or shareholder of the Corporation shall be in writing, sent by either prepaid mail, telecopy or electronic mail and be in the English language only or in both the English and French languages, as the Corporation shall see fit in the circumstances.

Article 10
record date

10.1	Record Date. The Board may, from time to time, by resolution of general or specific application, fix a date as the record date for the purpose of determining shareholders entitled to receive notice of a shareholders meeting, receive payment of a dividend, participate in a liquidation distribution and vote at a shareholders meeting or for any other purpose, provided however that for the purpose of determining which shareholders are entitled to receive notice of a shareholders meeting or vote at the meeting, the record date must be not less than 21 days and not more than 60 days before the meeting.

Article 11
effective date

11.1	Effective Date. This By-Law shall come into force when approved as the general by-law of the Corporation by the Board in accordance with the Act.

Enacted on November 22, 2022.

Witness the signature of the Secretary of the Corporation.

Pierre Dozois, Secretary